EXHIBIT 99.1

American Urological Association (AUA) Accepts Androxal(R) Versus Topical Gel Comparative Study for Podium Presentation at Annual Meeting

  Abstract Title: Evaluation of Enclomiphene (Androxal®) and Testim® on Testosterone (T), Pituitary Hormones and Sperm Function
  Presenters: Dr. John Dean (Past President International Society of Sexual Medicine), Dr. Andrew McCullough (Urological Institute of North Eastern NY)
  Key Conclusions: The study shows that Androxal may provide effective therapy in men with secondary hypogonadism, particularly in those wishing to preserve reproductive status; clinically significant suppression of spermatogenesis in topical testosterone group

THE WOODLANDS, Texas, March 25, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced that the American Urological Association (AUA) has accepted key data on Androxal for presentation at the annual meeting in San Diego, CA, May 4-8th, 2013. The data presented are from a double-blind, placebo and active control study of two doses of Androxal (12.5 and 25mg) with open label on demand Testim gel in 120 patients with secondary hypogonadism over a 3 month period.

Androxal acts at the level of the pituitary as a selective estrogen receptor modulator (SERM) to block the negative feedback of estrogen on the pituitary hormones (LH and FSH). Restoration of LH (secondary hypogonadal males having low levels) should provide rapid and effective normalization of T levels without excursion into the supra normal range. In addition, preservation of FSH levels in Androxal treated patients should ensure that there is no negative impact on sperm function. Overall, this study shows that Androxal may provide effective therapy in men with secondary hypogonadism, particularly in those wishing to preserve fertility.

Andrew McCullough, MD, Professor of Urology/Division of Surgery, Albany Medical College noted, "For decades the treatment of hypogonadism has been limited to testosterone replacement. Acceptance of this data as a podium presentation into a special "late breaking" session is important and may represent the beginning of a paradigm shift in the primary treatment of hypogonadism. As in diabetes, where replacement of insulin is second line to oral hypoglycemic agents, perhaps stimulation of endogenous testosterone production should represent the first line treatment of hypogonadism, not only in the infertile man but also with late onset hypogonadism. The importance of the diagnosis and treatment of hypogonadism is increasingly recognized by the urologic and endocrine societies. The importance of the correct treatment of hypogonadism is evidenced by the plenary session at the AUA entitled Critical Discussion: Exogenous Testosterone, A Preventable Cause of Male Infertility."

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

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CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

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